Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-172461 and 172466) of Lighting Science Group Corporation of our report dated April 1, 2011 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Lighting Science Group Corporation for the year ended December 31, 2010.

/S/ MCGLADREY & PULLEN, LLP

Orlando, FL

April 1, 2011